Exhibit 10.1

CONDITIONAL RELEASE AND PAYMENT OF BACK RENT AGREEMENT

This Conditional Release and Payment of Back Rent Agreement ("Agreement") is made and entered into by and among Headgate II, LLC, a Colorado limited liability company ("Headgate"), and Strainwise, Inc., a Colorado corporation ("Strainwise") and Erin Phillips and Shawn Phillips ("Guarantors"). Headgate, Strainwise and the Guarantors are collectively referred to herein as the Parties. This Agreement is effective from the date it becomes fully executed ("Effective Date").

RECITALS

WHEREAS, Headgate and Strainwise are parties to that certain Commercial Lease Agreement effective as of April 1, 2014 associated with the premises located at 11100 East 51st Avenue, Denver, CO 80239 (the "Property"), as amended by that Addendum dated March 5, 2015, as further amended by that Settlement Agreement and Addendum dated November 9, 2015, as further amended by that Letter dated May 9, 2017, and as further amended by that Fourth Amendment to Lease dated on or about June 5, 2017 (collectively, the "Lease.")  The Guarantors guaranteed Strainwise's performance under the Lease pursuant to a written guaranty dated March 10, 2014 ("Guaranty").

WHEREAS, Strainwise is currently in default under the Lease and Guarantors are in default under the Guaranty owing Headgate $1,251,043.30 in back rent, plus future rents and other amounts due or to become due under the Lease and Guaranty.  In accordance with the Fourth Amendment to Lease and in an effort to mitigate these damages, Headgate has engaged Concentrate, LLC ("New Tenant") to lease the Property through the remainder of the Lease term. However, the contemplated lease with the New Tenant is contingent upon the transfer of certain marijuana licenses connected with the Property.

WHEREAS, Strainwise, with consent of Headgate, has sublet the Property to Annie's Tobacco Emporium, LLC, Boulder County Caregivers, LLC, North Federal, LLC, Rocky Mountain Farmacy, Inc., Railroad Avenue, Inc., and 5110 Race, LLC ("Subtenants"). Shawn Phillips is the president or Managing Member of each Subtenant.

WHEREAS, the Subtenants own various marijuana cultivation and retail licenses ("Licenses") that are attached to the Property. The Subtenants have agreed to sell and transfer the Licenses to the New Tenant. Such License transfer is subject to approval by the State of Colorado Marijuana Enforcement Division (the "MED") and any necessary local authorities.

NOW, THEREFORE, in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.     Agreed Back-Rent Payments to Headgate.  Strainwise and Guarantors shall make the following payments to Headgate ("Back-Rent Payments") which shall be applied to Guarantors and Strainwise's outstanding balance currently due and owing under the Lease.  If Strainwise and Guarantors comply with the terms of this Agreement and all conditions set forth in Section 6 (including transfer of the Licenses) occur, these payments shall satisfy all Back-Rent obligations to Headgate.  If Strainwise or Guarantors do not comply with the Agreement or any condition set forth in Section 6 is not satisfied (including if the License transfers do not go through) then Strainwise and Guarantors shall remain responsible for all other amounts that are currently due and owing or that will become due and owing in the future in accordance with the Lease and Guaranty.

a.	Twenty-Five Thousand Dollars ($25,000) received on August 4, 2017, which is acknowledged by Headgate as being received timely.
b.	Twenty-Five Thousand Dollars ($25,000) no later than September 1, 2017.
c.	Four Thousand Dollars ($4,000) no later than September 15, 2017
The parties acknowledge and agree Strainwise's security deposit has already been applied to back rent. All Payments, including NNN payments set forth in Section 2, shall be made in good funds (cashier's check) and shall be delivered to Headgate at 155 Madison St, Denver, CO 80206 no later than 5:00 p.m. on the date the payment is due. All payments must be hand delivered and if paid in cash, are subject to the terms of the Lease or related agreements regarding cash payments.
2.     NNN Payments. Strainwise and Guarantors shall be responsible for NNN payments for insurance (based on 12-month estimate of $29,917.86), taxes (based on 12-month estimate of $95,000), management fee of 3% of current base rent, and administrative fee of 2% of current base rent, totaling Ten Thousand Nine Hundred Fifty-Seven Dollars and Forty Three Cents ($10,957.43) per month  from August 1, 2017 through the date Strainwise vacates the Property and delivers exclusive possession and control of the Property to the New Tenant. Monthly NNN installment shall be due on the first day of each calendar month. For purposes of this Section, NNN payments shall not include Headgate's attorney's fees; however, if the conditions set forth in Section 6 are not satisfied, Headgate reserves the right to seek recovery of its attorney fees from Strainwise and Guarantors to the extent allowed by contract and law.
3.     Assignment of Promissory Note.  In connection with the License transfer, New Tenant and Emanuel Bernal have made a promissory note to Shawn D. Phillips or his assigns ("Note Holder") in the amount of Two Hundred Thousand dollars ($200,000) ("Promissory Note"). A True and correct copy of the Promissory Note is attached hereto as Exhibit A. Upon the Effective Date, Shawn D. Phillips does hereby assign, transfer, and set over all right, title, interest, benefit in the Promissory Note to Headgate.  Within two business days of the Effective Date, Shawn Phillips shall deliver a signed and notarized Allonge Endorsement to the Promissory Note in the form attached hereto as Exhibit A together with the original Promissory Note to Headgate at 155 Madison St, Denver, CO 80206. Strainwise and Guarantors represent and warrant, as of the Effective Date and date of the Allonge Endorsement, that: (i) Shawn Phillips is the holder of the Promissory Note; (ii) the Promissory Note has not been assigned, pledged, or otherwise encumbered; (iii) neither Strainwise nor Guarantors have done or permitted any act, matter or thing that could cause the Promissory Note to be released, discharged, or rendered unenforceable; and (iv) the Note Holder has not received any payments on the Promissory Note and the full original principal balance remains due and owing.

4.     License Transfer. The transfer of Licenses from the Subtenants to the New Tenant is subject to approval by MED and any necessary local authorities. Strainwise and the Guarantors agree to diligently coordinate with the Subtenants to effectuate the transfer.
5.     Electrical.  Headgate will release Strainwise from all claims related to electrical requirements set forth in the Settlement Agreement and Addendum dated November 9, 2015, upon satisfaction of all conditions set forth in Section 6 below.
6.     Conditional Discounted Rent and Termination of Lease.  The right for Strainwise and Guarantors to pay off their obligations to Headgate at a discount (i.e., the payment of discounted back-rent and delivery of the Promissory Note) is expressly conditioned on each and all of the following events occurring as set forth in this Agreement: (i) Strainwise and/or Guarantors timely pays and delivers the amounts set forth in Section 1 (totaling $54,000) in good funds; (ii) there is a valid assignment of the Promissory Note to Headgate in accordance with Section 3 and the original Promissory Note is in fact delivered to Headgate; (iii) the MED and any necessary local authorities approve the transfer of all the Licenses from the Subtenants to the New Tenant and all Licenses are in fact transferred; (iv) Strainwise and/or Guarantors have timely paid all amounts set forth in Section 2 properly due and owing to Headgate under the Lease that accrue before possession and control is turned over to Headgate; (v) Strainwise has not materially breached any  duty, promise or obligation set forth in Sections 6 through 28 of the Lease, or has fully and completely cured any such breach prior to the expiration of the Cure Period, as provided in Section 7; and (vi) neither Strainwise nor the Guarantors have petitioned for bankruptcy protection or initiated any similar proceeding within 91 days afterall of the Licenses are transferred to the New Tenant.  If these conditions are met, then Headgate will release Strainwise and Guarantors from their respective liabilities and obligations pursuant to the Lease and the Lease shall be terminated; provided, however, that Strainwise and Guarantors shall not be released from their obligations and liabilities associated with the Lease until such time as each of the foregoing conditions are satisfied, including approval of the License transfer by the MED and any necessary local authorities.
7.     Walk Through/Opportunity to Cure. Within fifteen (15) days prior to the date Strainwise vacates the Property, the Parties agree to participate in a walk-through of the Property to mutually agree on the condition of the Property and to identify matters which may constitute material breaches of Sections 6 through 28 of the Lease.  If any such material breaches are identified, Strainwise shall have an opportunity to cure any such breaches for a period of seven days following the walk-through ("Cure Period").
8.     Executory Accord. The terms hereunder constitute an executory accord. Strainwise and Guarantors only have the right to satisfy their obligations for back and future rent by making a discounted payment amount if they have in fact complied with the terms of this Agreement and all of the conditions set forth in Section 6 are satisfied.

9.     Conditional Release by the Guarantors.  Simultaneously, with the release by Headgate as outlined in Section 11 below, the Guarantors, for themselves, their attorneys, agents, successors, and assigns, hereby generally release and forever discharge Headgate, and each of its subsidiaries, affiliates, parent companies, partners, members and shareholders, and each of their officers, directors, shareholders, employees, attorneys, agents, successors and assigns of and from any and all manner of claims, demands, contracts, actions, causes of action, suits, debts, liabilities, sums of money, promises or damages, whatsoever, at law, in equity or otherwise, known or unknown, liquidated or unliquidated, contingent or fixed, of whatever nature or kind from the beginning of time to the date of this Agreement, whether asserted or not, that relate to or arise from the Lease or the Property.
10.   Conditional Release by Strainwise.  Simultaneously, with the release by Headgate as outlined in Section 11 below, Strainwise for itself, its officers, directors, members, managers, employees, attorneys, agents, successors, and assigns, hereby generally releases and forever discharges Headgate, and each of its subsidiaries, affiliates, parent companies, partners, members and shareholders, and each of their officers, directors, shareholders, employees, attorneys, agents, successors and assigns of and from any and all manner of claims, demands, contracts, actions, causes of action, suits, debts, liabilities, sums of money, promises or damages, whatsoever, at law, in equity or otherwise, known or unknown, liquidated or unliquidated, contingent or fixed, of whatever nature or kind from the beginning of time to the date of this Agreement, whether asserted or not, that relate to or arise from the Lease, or the Property.
11.   Conditional Release by Headgate.  In the event all of the conditions in Section 6 are satisfied, then 91 days following the date all of the Licenses are transferred to the New Tenant, Headgate for itself, its officers, directors, members, managers, employees, attorneys, agents, successors, and assigns, hereby generally releases and forever discharges Strainwise and Guarantors, and each of their subsidiaries, parent companies, partners, members and shareholders, and each of their officers, directors, shareholders, employees, attorneys, agents, successors and assigns of and from any and all manner of claims, demands, contracts, actions, causes of action, suits, debts, liabilities, sums of money, promises or damages, whatsoever, at law, in equity or otherwise, known or unknown, liquidated or unliquidated, contingent or fixed, of whatever nature or kind from the beginning of time to the date of this Agreement, whether asserted or not, that relate to or arise from the Lease, the Parties' relationship, or the Property.
12.   No Drafting Party.  This Agreement is the product of the negotiations of the Parties hereto acting through their respective legal counsel.  For convenience, it has been drafted in substantial part by counsel for one of the Parties hereto, but this Agreement shall be deemed to have been drafted by all Parties jointly, and any ambiguity herein shall not be construed for or against any party by virtue of the identity of the draftsman.
13.   Voluntary Agreement/Authority to Execute. The Parties agree, represent, and warrant that they have read this Agreement, had the opportunity to discuss it with legal counsel, and know and understand its contents fully; and they voluntarily execute this Agreement, without being pressured or influenced by any statement or representation of any person acting on behalf of any other party, including any other party's officers, directors, employees, agents, and attorneys.  Each signatory warrants and represents that he, she or it has the authority to execute this Agreement and to bind the party for whom he or she is acting to the terms and provisions hereof.
14.   Counterpart Execution.  This Agreement may be signed in multiple counterparts and each counterpart when taken with the other executed counterpart shall constitute a binding agreement among the parties executed as of the Effective Date.

15.   Entire Agreement.  This Agreement contains the entire understanding and agreement of the Parties with respect to the matters addressed herein and supersedes all prior representations and understandings of the Parties with respect thereto. For the avoidance of doubt, this agreement does not supersede or replace the Lease or Guaranty except as provided herein.     Notwithstanding any course or dealing to the contrary, this Agreement may not be modified or terminated, nor may any of its provisions be waived, except by written instrument signed by the Parties and approved by their respective counsel of record.
16.   Governing Law.  This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of Colorado.  Any dispute arising out of this Agreement shall be brought only in the Denver County District Court, District of Colorado.
17.   Severability.  In the event that a court of competent jurisdiction enters a final judgment holding invalid any material provision of this Agreement, the remainder of this Agreement shall remain fully enforceable.
18.   Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement except by written instruments signed by the party charged with the waiver or estoppel; no written waiver shall be deemed a continuing waiver unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

Headgate II, LLC

By:
Name:	Chris Shopneck
Title:	Managing Member
Date:

Strainwise, Inc.

By:
Name:	Erin Phillips
Title:	President
Date:

Erin Phillips

By:
Date:

Shawn Phillips

By:
Date:

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